Exhibit 99.1

Contacts:

Kelly W. George

President, Mackinac Financial Corporation & President & CEO, mBank

Manistique, MI

(906) 341 – 7140

kgeorge@bankmbank.com

Jesse A. Deering

Executive Vice President & CFO, Mackinac Financial Corporation and mBank

Birmingham, MI

(248) 290 – 5906

jdeering@bankmbank.com

Mackinac Financial Corporation Completes the Acquisition of Lincoln Community Bank

FOR IMMEDIATE RELEASE

MANISTIQUE, Mich. October 1, 2018 — The Directors of Mackinac Financial Corporation [Nasdaq: MFNC] (Mackinac), the holding company for mBank, today announced the consummation of the all-cash acquisition of Lincoln Community Bank (Lincoln), Merrill, Wisconsin.  Lincoln was immediately consolidated into mBank and both branches were opened as mBank locations on Monday, October 1, 2018.  Consistent with the terms of the Agreement and Plan of Merger, the total cash consideration was $8.5 million.

The acquired assets equate to roughly $60 million, loans of approximately $40 million, and core deposits of $52 million.  The transaction will increase Mackinac’s post-transaction assets to an estimated $1.32 billion and balance sheet loans to approximately $1.1 billion.  mBank plans to close Lincoln’s Gleason, WI office at year-end. The office will remain open and fully operational until this closure occurs. The addition of the single acquired office (following the anticipated Gleason closing), will increase mBank’s total branches from 29 to 30.

“On behalf of the entire Mackinac Board of Directors, staff, and management, we would like to extend a sincere welcome to all Lincoln clients and employees,” said Kelly W. George, Mackinac President and mBank President and CEO. “Our primary objective will be to provide professional, secure and flexible banking products and services to all customers as we look to deepen our banking relationships with current clients and actively work to attract new ones. mBank also looks forward to becoming an active corporate citizen within the Merrill market and assisting with various municipal, educational, charitable and business development organizations to help make a positive difference within the communities. We also are excited that current President Clyde Nelson will remain with the company as the Merrill Market Executive prior to his retirement.”

Commenting on the acquisition, Clyde Nelson noted, “We are proud to become a partner with a high-quality community banking organization such as mBank, whose community focused culture reflects our values and many of their markets mirror our Merrill community so well. You can expect the same level of continued exceptional service and timely decision making delivered by your local team of bankers every day.  In addition, the added scale of mBank will allow for the expansion and enhancements of current product and service offerings for clients to help make banking more convenient, and more opportunities for our small businesses to access capital for growth.”

Mackinac anticipates, that inclusive of acquisition related expenses, the transaction will be breakeven in 2018 and accretive to earnings per share beginning immediately in 2019.  Operating efficiencies are targeted to be fully phased-in by the end of 2018, which includes the anticipated completion of the data system conversion scheduled for early November. The Tangible Book Value earn back for Mackinac is currently expected to be approximately two years or less.

“We are very pleased to expand our presence into Northcentral Wisconsin by partnering with another long-standing, community minded financial institution,” commented Paul D. Tobias, Chairman and CEO of Mackinac and Chairman of mBank.  “Strategically, the proximity to our current footprint complements our Eagle River market and allows us to add scale in that region to enhance our franchise value and presence.”

Mackinac was advised by Piper Jaffray and the law firm of Honigman Miller Schwartz and Cohn LLP. Lincoln was advised by Hovde Group, LLC and the law firm of Ballard Spahr LLP.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding Mackinac’s outlook or expectations with respect to the acquisition of Lincoln, including expected cost savings, expected transaction-related and integration expenses and the impact of the transaction on Mackinac’s future performance. Words and phrases such as “growth,” “anticipates,” “estimates,” “expect,” “plan,” “approximately,” “allows,” “should,” “will,” and variations of such words and phrases or similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Mackinac undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors relating to both the transaction and the integration of Lincoln into Mackinac after closing include, without limitation:

•                  The anticipated cost savings and strategic gains expected from the transaction may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events;

•                  The integration of Lincoln’s business and operations into Mackinac, which will include conversion of Lincoln’s operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Lincoln’s or Mackinac’s existing businesses; and

•                  Mackinac’s ability to achieve anticipated results from the transaction is dependent on the state of the economic and financial markets going forward. Specifically, Mackinac may incur more credit losses from Lincoln’s loan portfolio than expected and deposit attrition may be greater than expected.

Risk factors also include, but are not limited to, the risk factors described under “Risk Factors” in Mackinac’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2018. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.